                                                                   EXHIBIT 10.16


                                                                  EXECUTION COPY



                         AGREEMENT REGARDING GUARANTEE


                 Agreement Regarding Guarantee, dated as of August 21, 1996 between Motorola, Inc., a Delaware corporation (the "Guarantor"), and Iridium LLC, a Delaware limited liability company (the "Company").

                 1. Bridge Financing Guarantee. The Guarantor has concurrently herewith entered into a Guarantee Agreement attached hereto as Annex A (the "Bridge Agreement Guarantee") pursuant to which the Guarantor will guarantee the payment of up to $750,000,000 of the obligations of the Company under the Credit Agreement, dated as of August 21, 1996, between the Company and the banks named therein (as such agreement exists when originally executed, the "Bridge Agreement"), attached hereto as Annex B. The Company will provide the Guarantor with written notice at least five full Business Days (and no more than ten Business Days) prior to giving notice to the banks under the Bridge Agreement of a proposed borrowing. Capitalized terms used herein which are defined in the Bridge Agreement shall have the meanings set forth in the Bridge Agreement unless otherwise defined herein.

                 2. Possible Takeout Financing Guarantee. The Guarantor and the Company acknowledge that the Company will seek to arrange for one or more debt facilities to secure appropriate bank financing to complete the project (which may include an extension of the Bridge Agreement) which will refinance the Bridge Agreement (the "Takeout Financing Facility") and that any such facilities will likely require guarantees or other credit support. The Guarantor has offered to provide a guarantee or other credit support for up to $750 million of the Company's obligations under the Takeout Financing Facility (the "Takeout Financing Facility Guarantee"), subject to the completion of negotiations with the senior lenders under the Takeout Financing Facility satisfactory to the Guarantor with respect to the amount and other terms and conditions of the Takeout Financing Facility Guarantee and of the Takeout Financing Facility. Any agreement by Guarantor to extend the Takeout Financing Facility Guarantee would be subject to the terms and conditions set forth in Guarantor's Proposal to the Company, dated May 9, 1996 (revised), attached hereto as Annex C (the "Proposal").
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                 3.  Reimbursement Obligation.

                 (a) Company Default. Other than as set forth under Section 3(b) below, if and to the extent that the Lenders or the Administrative Agent demand that the Guarantor pay, and the Guarantor does pay, any Bridge Agreement Amount (as defined below) pursuant to the Bridge Agreement Guarantee (a "Bridge Guarantee Payment"), the Company shall, promptly upon receipt from the Guarantor of a written demand for reimbursement, reimburse the Guarantor for such Bridge Guarantee Payment, plus interest accruing at a rate equal to that which would be in effect under the Bridge Agreement, without duplication. "Bridge Agreement Amount" means any amount due from the Company under the Bridge Agreement or any Revolving Credit Note.

                 (b) Guarantor Default. If a Bridge Guarantee Payment relates to a Bridge Agreement Amount that has been accelerated or otherwise become due as a result of a Motorola-Based Default (as defined below), then (i) the Guarantor shall assume and become subject to the obligations of the Lenders and the Agents under the Bridge Agreement vis-a-vis the Company (including, without limitation, the obligation to make Loans in the aggregate principal amount of the Lenders' Commitments), (ii) the Guarantor shall assume and become entitled to the benefits of the rights of the Lenders and the Agents under the Bridge Agreement vis-a-vis the Company (including, without limitation, the right to receive payments in respect of Loans made under the Bridge Agreement), but not including any provisions relating to the Bridge Agreement Guarantee or the occurrence of a Motorola Default (as defined in the Bridge Agreement), (iii) the Company shall become obligated to reimburse the Guarantor for such Bridge Guarantee Payment and to repay any additional amounts for which the Company may become indebted to the Guarantor pursuant to clause (ii) above on the terms and conditions contained in the Bridge Agreement as the Bridge Agreement is modified by clause (ii) above, and (iv) the Company shall continue to be subject to the terms and conditions of the Bridge Agreement (including, without limitation, the covenants contained therein), as the Bridge Agreement is modified by clause (ii) above.

                 (c) Costs and Expenses. The Company further agrees to reimburse the Guarantor for all reasonable out-of-pocket costs and expenses (including, without limitation, the fees and expenses of legal counsel) in connection with any enforcement of the Company's obligations under Sections 3(a)(including, without limitation, any





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fees and expenses incurred in connection with any bankruptcy proceedings).

                 4. Compensation to Guarantor. The Company shall compensate the Guarantor for entering into the Bridge Agreement Guarantee and, subject to the terms and conditions of Section 2 hereof and the terms and conditions of the Proposal, any Takeout Financing Facility Guarantee by issuing warrants to purchase Class 1 Interests in the Company("Shares") to the Guarantor in substantially the form attached hereto as Annex D(the "Warrants"). On the 45th day following the end of each quarter during which either the Bridge Agreement Guarantee or the Takeout Financing Facility Guarantee (collectively, the "Guarantees") remains outstanding or the Guarantor has made any payment under either of the Guarantees, the Company shall issue a certificate to the Guarantor evidencing the Warrants earned by the Guarantor in respect of the Guarantee in such quarter. The Guarantor shall earn Warrants based on the Outstanding Guarantee Amount during any period according to the following formula:

(A)              11,000 x [A x (B / 365)]

                 where "A" equals the Outstanding Guarantee Amount divided by 100,000,000 and "B" equals the number of days during which Outstanding Guarantee Amount is at least $750,000,000, for example, if the Guarantor guarantees $750,000,000 of the Company's obligations under the Bridge Agreement for a period of one year, the Guarantor will have earned Warrants relating to 82,500 Shares;

(B)              8,500 x [A x (C / 365)]

                 where "A" equals the Outstanding Guarantee Amount divided by 100,000,000 and "C" equals the number of days during which Outstanding Guarantee Amount is less than $750,000,000 but at least $500,000,000, for example, if the Guarantor guarantees $500,000,000 of the Company's obligations under the Bridge Agreement for a period of one year, the Guarantor will have earned Warrants relating to 42,500 Shares; and

(C)              5,500 x [A x (D / 365)]

                 where "A" equals the Outstanding Guarantee Amount divided by 100,000,000 and "D" equals the number of days during which Outstanding Guarantee Amount is any positive amount





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                 less than $500,000,000, for example, if the Guarantor
                 guarantees $250,000,000 of the Company's obligations under the Bridge Agreement for a period of one year, the Guarantor will have earned Warrants relating to 13,750 Shares.

Notwithstanding the foregoing, in no event shall the Warrants relate to more than 150,000 Shares (subject to antidilution adjustments in accordance with the terms of the Warrants and to recourse reduction milestones acceptable to the Guarantor). "Outstanding Guarantee Amount" means the amount of the Company's obligations which the Guarantor has guaranteed (regardless of the actual amount of the Company's obligations outstanding to the lender at any time during such period) together, without duplication, with the amount the Guarantor has paid pursuant to the Guarantees which has not been reimbursed by the Company pursuant to this Agreement.

                 5. Gateway Territory Incentives. The Company shall issue the warrants earned by gateway owners pursuant to Section II.D. of the Proposal no later than (i) in respect of the completion of each gateway owner's gateway activities prior to the start of commercial service according to the commercial activation plan ("Commercial Activation"), 30 days after Commercial Activation and (ii) in respect of service revenue generated by each gateway owner, 17 months after Commercial Activation.

                 6. Asset Drop Down. The Guarantor consents and agrees that the Company may establish a limited liability company Subsidiary at least ninety-nine percent of the equity of which would be owned by the Company ("Iridium Sub") and transfer to Iridium Sub all or substantially all of the assets of the Company (the "Asset Drop Down"); provided the Iridium Sub shall assume in writing certain of the Company's obligations under this Agreement and the Security Agreement, with the Company remaining subject to the remainder of such obligations, all on terms and conditions mutually agreeable to the Company and the Guarantor.

                 7. Amendments to SSC, TNDC and O&M Contract; Letter Agreement. The Company represents and warrants that it has duly authorized, executed and delivered (a) Amendment No. 6 dated August 16, 1996, to the Space System Contract effective July 29, 1993 (the "SSC"), between the Company and the Guarantor, in the form attached hereto as Annex E, (b) Amendment No. 2, dated August 16, 1996, to the Terrestrial Network Development Contract effective January 1, 1993 (the "TNDC") between the Company and the Guarantor, in the





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form attached hereto as Annex F, (c) Amendment No. 6 dated August 16, 1996, to the Operations and Maintenance Contract effective July 29, 1993 (the "O&M Contract"), between the Company and the Guarantor, in the form attached hereto as Annex G and (d) that certain Letter Agreement with the Guarantor, in the form attached hereto as Annex H, with respect to the FCC license to build and operate the Iridium system.

                 8. Authorization of Capital Call. The Company represents and warrants that Section 4.02 of the Limited Liability Company Agreement of the Company is in full force and effect and the Company acknowledges that it is obligated to call for additional capital on the terms and subject to the conditions expressly stated therein.

                 9. Security Agreement. The Company shall enter into a Security Agreement, in the form attached hereto as Annex I, granting the Guarantor a security interest in the Collateral (as defined therein).

                 10. Additional Company Representations and Warranties. The Company represents and warrants that

                 (a) the representations and warranties of the Company set forth in Section 7 of the Bridge Agreement are true and correct as of the date given under the Bridge Agreement;

                 (b) the Certificates of Designation relating to the Company's Series B Class 2 Interests and Series C Class 2 Interests have been duly adopted by the Company's Banking and Financing Committee in the form attached hereto as Annex J and all other necessary corporate actions have been taken to duly authorize the issuance to the Guarantor of the Series B Class 2 Interests and Series C Class 2 Interests;

                 (c) The execution, delivery and performance of this Agreement, the Warrants, the amendments and waiver letter contemplated by Section 5 hereof and all other agreements contemplated hereby to which the Company is a party, have been duly authorized by the Company. This Agreement, the Warrants, such amendments, such waiver letter and the Certificates of Designation relating to the Company's Series B Class 2 Interests and Series C Class 2 Interests and all other agreements contemplated hereby to which the Company is a party each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The





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         execution and delivery by the Company of this Agreement, the Warrants, such amendments, such waiver letter and all other agreements contemplated hereby to which the Company is a party, the offering, sale and issuance of the Company's Series B Class 2 Interests and Series C Class 2 Interests and the Warrants hereunder, the issuance of the Company's Class 1 Interests upon exercise of Warrants and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) , except as provided in the Security Agreement, result in the creation of any lien, security interest, charge or encumbrance upon the Company's or any Subsidiary's equity capital or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter, limited liability company agreement or bylaws of the Company or any Subsidiary, or any law, statute, rule or regulation to which the Company or any Subsidiary is subject, or any agreement, instrument, order, judgment or decree to which the Company or any Subsidiary is subject.

                 11. Guarantor Protection Rights. So long as Guarantor's guarantee of any amount of the Company's debt, under the Bridge Agreement Guarantee, is in effect the Company shall not without the prior written approval of Guarantor (which may be withheld in the absolute discretion of Guarantor):

                 (a) subject to the terms of Section 6, sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 5% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the Company's board of directors in its reasonable good faith judgment) in any transaction or series of related transactions or sell or permanently dispose of any of its or any Subsidiary's Intellectual Property Rights (other than commercially available software designed for





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                      operation on a personal computer or network of personal
                      computers);

                 (b) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a Wholly-Owned Subsidiary);

                 (c) liquidate, dissolve or effect a recapitalization or reorganization of the Company's capital structure in any form of transaction;

                 (d) effect a change in the equity capitalization of the Company that requires the approval of the holders of Shares other than in connection with an initial public offering of the Company's equity securities;

                 (e) directly or indirectly declare or pay any dividends or make any distributions upon any of its equity capital other than distributions to members made pursuant to
                      Section 3.07(a) of the LLC Agreement with respect to certain members' U.S. tax liabilities;

                 (f) directly or indirectly redeem (other than a redemption of the Series B or C, Class 2 interests of the Company pursuant to the LLC Agreement), purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's or any Subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) other than pursuant to the exercise of the Company's remedies against any holder of Shares pursuant to the terms of the LLC Agreement or the 1993 Stock Purchase Agreement (as defined in the LLC Agreement);

                 (g) incur any indebtedness for borrowed money other than indebtedness the amount, terms and conditions (including without limitations, the subordination provisions) of which have been approved in advance by the lenders to the extent required under the Bridge Agreement; or





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                 (h)  take any action or permit any circumstances to exist
                      which is prohibited under the terms of the Bridge Agreement or fail to take any action required to be taken by it under the terms of the Bridge Agreement, in each case subject to the grace period applicable to any default created by such action or circumstance pursuant to Section 9 of the Bridge Agreement; provided, however, that this clause (h) shall not apply to any action or circumstance which would constitute a Motorola Default (as defined in the Bridge Agreement).

                 12. Amendments and Modifications to Bridge Agreement. The Company shall not enter into any amendment, waiver, supplement or modification of the Bridge Agreement without the prior written consent of the Guarantor, which consent may be granted or withheld by the Guarantor in its sole discretion, but acting in good faith.

                 13. Referral of Matters to Related Party Contracts Committee. The Company acknowledges and agrees that the Contract Committee (as defined in the LLC Agreement) of the Company's board of directors has a limited scope of authority with respect to the relationship between Guarantor and the Company, and that only those matters specifically required by the LLC Agreement and matters related to the Guarantee, other contracts between the Guarantor and the Company and actions or claims by the Company against the Guarantor will be taken to the Contract Committee for approval.

                 14. Use of Proceeds. The Company will use the proceeds of the Loans solely (i) to make payments to the Guarantor at the times and in the amounts required pursuant to the SSC or TNDC, (ii) to pay fees and expenses payable to the Global Arrangers, the Agents and the Lenders in connection with the Bridge Agreement and (iii) for general corporate purposes so long as the amount subject to this clause (iii) does not exceed the amounts budgeted for such purposes in the budget plans approved by the Company's board of directors from time to time.

                 15. Network Implementation; Review Procedures. The Company agrees to use its best efforts to comply with Part I, Section IV of the Proposal relating to network implementation and review procedures.

                 16. Copies of Information and Notices. Any and all information, notices and correspondence provided by or on behalf of the Company or Iridium Sub to the Global Arrangers, the





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Administrative Agent or any Lender or by or on behalf of the Global Arrangers, the Administrative Agent or any Lender to the Company or Iridium Sub (in each case whether or not required under the Bridge Agreement) shall be provided at the same time to the Guarantor.

                 17. Access. The Company shall permit the Guarantor to have access to relevant meetings, documents or other materials, other than Internal Meetings, Documents and Materials (as defined below), directly relating to the Guarantee, the Bridge Agreement, the Takeout Facility Guarantee or the Takeout Financing Facility. "Internal Meetings, Documents and Materials" means meetings between or among executives or employees of the Company or between or among the Company and its consultants, advisors and/or counsel; documents or other materials which are prepared in connection with such meetings; and documents or other materials which are circulated solely between or among executives or employees of the Company or between or among the Company and its consultants, advisors and/or counsel.

                 18. Notices under this Agreement. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered, if personally delivered, (ii) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid) or (iii) one day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:

If to the Company:

Iridium, LLC
1401 H Street, NW
Washington, D.C. 20005
Attention: Vice President and Chief Financial Officer
           and Vice President - General Counsel
Telecopy #: (202)842-0006

If to the Guarantor:

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Attention: Treasurer
Telecopy #: (847)576-4768





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with a copy (which shall not constitute notice) to:

Motorola, Inc.
425 North Martingale Road
Schaumburg, Illinois 60173
Attention: Vice President - Law Department, Iridium Matters
Telecopy #: (847)435-3328

                 19. Definitions. The following terms when used in this Agreement have the following meanings.

                 "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

                 "LLC Agreement" means the Limited Liability Company Agreement of Iridium LLC dated as of July 19, 1996.

                 "Motorola-Based Default" means (i) a Motorola Default as defined in the Bridge Agreement other than

                 (A) a Motorola Default occurring as the result of the ownership percentage of the Guarantor and its affiliates falling below the thresholds set forth in Section 9(n) of the Bridge Agreement unless it falls below such thresholds as the result of the Guarantor or





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                 an affiliate disposing of the Company's voting securities; and

                 (B) any Motorola Default in existence on or prior to a date on which the Company provides a notice of borrowing to the Lenders pursuant to Section 4.05 of the Bridge Agreement if the Company fails to provide prior notice to the Guarantor of such borrowing in the manner prescribed in Section 1 hereof, and

         (ii) a demand for payment under the Bridge Agreement Guarantee which has arisen as a result of a material default by the Guarantor under

                 (1) the SSC, the TNDC or the O&M Contract, so long as the Company has fully complied in all material respects with its obligations under the SSC, the TNDC and the O&M Contract and the Guarantor's default is the primary cause for the default under the Bridge Agreement which has caused such demand for payment or

                 (2) under any gateway purchase agreement between Guarantor and a gateway purchaser, so long as the default by the Guarantor thereunder was not excused or caused by any default on the part of the purchaser thereunder.

                 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                 "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association





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         or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

                 20. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties with respect to the matters addressed herein and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                 21. Miscellaneous. This Agreement Regarding Guarantee (a) is made under and shall be governed by the laws of the State of New York without regard to principles of conflict of laws, (b) is intended for the benefit of the parties hereto and is not intended to benefit any other person and no person other than the parties hereto may rely upon the provisions hereof, (c) may be executed in counterparts, each of which taken together shall constitute one and the same instrument, and (d) may be amended or waived only if such amendment or waiver is in writing and signed by the party against whom it is sought to be enforced.

                           *     *     *     *     *





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                                                                  EXHIBIT 10.16

                 IN WITNESS WHEREOF, the parties have entered into this Agreement Regarding Guarantee in each case as of the date first above written.

                             IRIDIUM LLC


                             By:      /s/ PAUL DAVERIO
                                      --------------------------------
                                      Name: Paul Daverio
                                      Title: Chief Financial Officer



                             MOTOROLA, INC.


                             By:      /s/ GARTH L. MILNE
                                      --------------------------------
                                      Name: Garth L. Milne
                                      Title: Senior Vice President
                                             and Treasurer




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
                                List of Annexes


Annex A    -     Bridge Agreement Guarantee
Annex B    -     Bridge Agreement
Annex C    -     Proposal
Annex D    -     Form of Warrant
Annex E    -     Amendment to SSC
Annex F    -     Amendment to TNDC
Annex G    -     Amendment to O&M Contract
Annex H    -     Letter Agreement
Annex I    -     Security Agreement
Annex J    -     Certificates of Designation





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